Exhibit 99.1
News Release
For Immediate Release
Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net
Quest Resource Closes Acquisition of KPC Pipeline
OKLAHOMA CITY – November 1, 2007 – Quest Resource Corporation (NASDAQ: QRCP) announced today that its Houston affiliate, Quest Midstream Partners, L.P., has successfully completed its previously announced acquisition of the KPC Pipeline system from Enbridge Energy Partners, L.P. for a purchase price of $133 million in cash, subject to a working capital adjustment. The assets, located in Oklahoma, Kansas and Missouri, include approximately 1,100 miles of interstate gas transmission pipelines along with approximately 15,000 horsepower of compression primarily serving end users in the Kansas City and Wichita markets.
Quest Midstream Partners, L.P. also closed today a $75 million private placement of common units to a group of third party investors led by Alerian Capital Management, LLC. RBC Capital Markets acted as exclusive placement agent for Quest Midstream Partners in this transaction. The proceeds from this private placement, together with funds available under a new revolving credit facility arranged by RBC Capital Markets, fully funded the purchase price of the acquisition.
The common units have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Quest Resource Corporation
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,900 producing wells which produce into its controlled 1,800+ mile gathering pipeline system, and utilizes its own fleet of completion equipment to meet its drilling and completion program. Quest currently has more than 2,200 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.